UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 2, 2018

IMMUNOMEDICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12104	61-1009366
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

300 The American Road Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200
Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On October 2, 2018, Immunomedics, Inc. (the “Company”) entered into privately negotiated exchange agreements (the “Exchange Agreements”) with a limited number of holders (“Noteholders”) of its outstanding 4.75% Convertible Senior Notes due 2020 (the “Convertible Notes”), pursuant to which the Company agreed to exchange, in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Exchanges”), approximately $12.9 million in aggregate principal amount of the Convertible Notes held by the Noteholders for approximately 2.57 million newly issued shares of the Company’s common stock, par value $0.01 per share.

The Company anticipates that the Exchanges will be completed on or about October 5, 2018.  Upon completion of the Exchanges, the aggregate principal amount of the Convertible Notes is expected to be reduced to approximately $7.1 million.

The Company expects to file the form of Exchange Agreement as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018. The foregoing description is qualified in its entirety by reference to the complete text of the form of Exchange Agreement when filed.

This Current Report does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 3.02                                           Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 3.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

Date: October 3, 2018	By:	/s/ Michael Pehl
Name: Michael Pehl
Title: President and Chief Executive Officer